EXHIBIT 23.1

CLEAR SKIES SOLAR, INC.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Forms S-8 (File Numbers: 333-169504, 333-159357,  333-163979 and 333-165632 ) of Clear Skies Solar, Inc. of our report dated  April 14, 2011, which report included an explanatory paragraph regarding the uncertainty related to the ability of the Company to continue as a going concern, and an explanatory paragraph related to the restatement of the 2009 consolidated financial statements of Clear Skies Solar, Inc. as of December 31, 2010 and 2009 (Restated) and for the years then ended included in this Annual Report on Form 10-K for the year ended December 31, 2010.

/s/ J.H. Cohn LLP

Jericho, New York

April 14, 2011